UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 3, 2011

STAR GAS PARTNERS, L.P.

STAR GAS FINANCE COMPANY

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-14129 333-103873-01	06-1437793 75-3094991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT		06902
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 3, 2011, Petroleum Heat and Power Co., Inc., a Minnesota corporation (“Petro” or the “borrower”), which is a subsidiary of Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership,” “Star,” “we,” “us” or “our”), entered into an amended and restated asset based revolving credit facility agreement (the “amended facility”), under which Petro is the borrower and we are an additional loan party, with a syndicate of banks in which JPMorgan Chase Bank, N.A. is serving as Administrative Agent and Collateral Agent (the “Agent”).

The amended facility provides us with the ability to borrow up to $250 million ($300 million during the heating season of December through April of each year) for working capital purposes (subject to certain borrowing base limitations and coverage ratios), including the issuance of up to $100 million in letters of credit. We can increase the facility size by $100 million without the consent of the bank group. However, the bank group is not obligated to fund the $100 million increase. If the bank group elects not to fund the increase, we can add additional lenders to the group, with the consent of the Agent, which shall not be unreasonable withheld. Obligations under the revolving credit facility are guaranteed by us and our subsidiaries and are secured by liens on substantially all of our assets including accounts receivable, inventory, general intangibles, real property, fixtures and equipment. As of the closing date, no borrowings were outstanding and $46.7 million in letters of credit were outstanding under the amended facility.

Interest accrues on the outstanding principal amount of the revolving credit loans at an annual rate equal to the Adjusted LIBO Rate (as defined in the amended facility) or the Alternate Base Rate (as defined in the amended facility), plus an applicable margin. Interest on each swingline loan is calculated using the Alternate Base Rate.

The amended credit facility imposes certain restrictions on us, including restrictions on our ability to incur additional indebtedness, to pay distributions to our unitholders, to pay inter-company dividends or distributions, make investments, grant liens, sell assets, make acquisitions and engage in certain other activities.

The borrower is obligated to meet certain financial covenants under the amended facility, including the requirement to maintain at all times either excess availability (borrowing base less amounts borrowed and letters of credit issued) of 12.5% of the revolving commitment then in effect or a fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.1 to 1.0. In addition, we must maintain excess availability of at least 17.5% of the revolving commitment then in effect and a fixed charge coverage ratio of 1.15x in order to make any distributions to unitholders. No inter-company dividends or distributions can be made (including those needed to pay interest or principle on the 8.875% senior notes), except to Borrower or a wholly owned subsidiary of Borrower, if the relevant covenant described above has not been met.

All outstanding amounts owed under the amended facility become due and payable no later than the maturity date of June 3, 2016 and are subject to acceleration upon the occurrence of events of default which we considers usual and customary for an agreement of this type, including failure to make payments under the amended facility, non-performance of covenants and obligations or insolvency or bankruptcy (as described in the amended facility).

The foregoing description of the amended facility does not purport to be complete and is qualified in its entirety by reference to the amended and restated revolving credit facility agreement and the amended and restated pledge and security agreement, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01(c)	Exhibits

10.1	Amended and Restated Revolving Credit Facility Agreement

10.2	Amended and Restated Pledge and Security Agreement

99.1	Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.

By:	Kestrel Heat, LLC (General Partner)

By:	/s/ Richard F. Ambury
Name:	Richard F. Ambury
Title:	Chief Financial Officer

Date: June 7, 2011

STAR GAS FINANCE COMPANY

By:	/s/ Richard F. Ambury
Name:	Richard F. Ambury
Title:	Chief Financial Officer

Date: June 7, 2011

Exhibit Index

10.1	Amended and Restated Revolving Credit Facility Agreement.

10.2	Amended and Restated Pledge and Security Agreement.

99.1	Press Release

5